UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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FormFactor, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Company Request for Additional Shares
•           The Company has requested additional shares of Common Stock under a proposed amendment to its Stock Plan
–           The Board regularly considers the rate of the dilution of the Company’s Common Stock in the context of administering the Company’s equity compensation programs
–           The Board has in the past adopted stock buy-back programs when the Board believes repurchase of Common Stock would be advantageous to the Company and its stockholders.
•           The Compensation Committee of the Board has modified the Company’s practice regarding the granting of awards of equity compensation under the Equity Incentive Plan to
–           Limit the overall pool of equity awards available for issuance on an annual basis,
–           Limit the number of employees to whom equity awards are issued, and
–           Keep the “burn-rate” of the Company within industry norms.
•           With the Q1 2015 appointment of Mike Slessor as CEO, the Compensation Committee issued to Dr. Slessor a one-time option grant consistent in size and value with FormFactor’s peer group companies.
Board Action
•           The Board recently voted to authorize a stock buy-back program to offset dilution from the Company’s equity compensation programs
–           The Company is authorized to spend up to US$25,000,000 to repurchase Common Stock
–           The program will remain in place for 12 months.